Exhibit 99.1

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 60,000,000 shares of common stock, par value $.20 per share; 25,000 shares of preferred stock, par value $100 per share; and 475,000 shares of serial preferred stock, par value $1 per share. The following description of our capital stock is qualified in its entirety by our Amended and Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds, subject to any preferential dividend rights of outstanding preferred stock or serial preferred stock. Upon the liquidation, dissolution or winding up of Esterline, the holders of common stock are entitled to receive ratably our assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock or serial preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock or serial preferred stock that we may designate and issue in the future.

Preferred Stock and Serial Preferred Stock

Our Board of Directors will have the authority to issue preferred stock and serial preferred stock in one or more series and to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series, and the qualifications, limitations or restrictions of any unissued series of preferred stock or serial preferred stock, and to establish from time to time the number of shares constituting any such series. The issuance of preferred stock or serial preferred stock may have the effect of delaying, deferring or preventing a change in control of Esterline without further action by the shareholders. The issuance of preferred stock or serial preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Except for the reservation of the series of serial preferred stock described above, no shares of preferred stock or serial preferred stock are currently outstanding.